UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2007

INTERSTATE BAKERIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11165	43-1470322
(Commission File Number)	(IRS Employer Identification No.)

12 East Armour Boulevard
Kansas City, Missouri	64111
(Address of Principal Executive Offices)	(Zip Code)

(816) 502-4000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.

On October 1, 2007, Interstate Bakeries Corporation (the “Company”) entered into the First Amendment (the “First Amendment”) to the Amended and Restated Revolving Credit Agreement (the “DIP Agreement”), dated as of February 16, 2007, among the Company, each of the direct and indirect subsidiaries of the Company (collectively, the “Borrowers”), JPMorgan Chase Bank, N.A. (“JPMCB”) and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party thereto (together with JPMCB, the “Lenders”) and JPMCB, as administrative agent and collateral agent for the Lenders.

The First Amendment amended the DIP Agreement in order to, among other things:

(i) change the borrowing base formula, which, in effect, reduces the amount available to the Borrowers by $10 million; provided, however, that the $10 million reduction shall be restored upon (x) the entry of a final order by the bankruptcy court approving a disclosure statement filed by the Borrowers with respect to a plan of reorganization that provides for repayment in full of the Borrowers’ obligations under the DIP Agreement and (y) receipt by the Borrowers of a binding commitment for exit financing necessary to consummate such plan of reorganization;

(ii) add a covenant requiring that the Borrowers deliver to JPMCB, as Administrative Agent, and the Lenders, on or before December 1, 2007, a revised plan which details the Borrowers’ proposed strategy for maximizing the value of their estates, including, without limitation, through a sale of the Borrowers and/or their assets in their entirety, or in a series of transactions, and cash flows resulting from such transactions, if the Borrowers have not previously publicly announced an agreement in principle with both the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union (“BCTGM”) and the International Brotherhood of Teamsters (“IBT”), in each case regarding modifications to the existing collective bargaining agreements with BCTGM and IBT, respectively, which provide for union alignment to a more capable and more cost-effective path-to-market, certain health and welfare concessions, and increased work rule flexibility; and

(iii) change the cash restructuring covenant to allow the Borrowers to incur cash restructuring charges in an amount not to exceed $23,000,000, which amount is sufficient to provide for the estimated cash restructuring charges incurred in connection with the Southern California consolidation as previously reported in the Company’s Current Report on Form 8-K filed on August 29, 2007, and the organizational realignment, as previously reported in the Company’s Current Report on Form 8-K filed on September 13, 2007.

The foregoing description of the First Amendment is not intended to be complete and is qualified in its entirety by reference to the First Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit No.	Description

10.1
First Amendment, dated as of October 1, 2007 (the “First Amendment”), to the Amended and Restated Revolving Credit Agreement, dated as of February 16, 2007, among Interstate Bakeries Corporation, a Delaware corporation (“Parent Borrower”), a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, each of the direct and indirect subsidiaries of the Parent Borrower, each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, JPMorgan Chase Bank, N.A., a national banking association (formerly known as JPMorgan Chase Bank) (“JPMCB”), and certain of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party to the Amended and Restated Revolving Credit Agreement (together with JPMCB, the “Lenders”), and JPMCB as administrative agent and collateral agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2007	INTERSTATE BAKERIES
CORPORATION

	By:	/s/ J. Randall Vance
J. Randall Vance
Senior Vice President, Chief
Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1
First Amendment, dated as of October 1, 2007 (the “First Amendment”), to the Amended and Restated Revolving Credit Agreement, dated as of February 16, 2007, among Interstate Bakeries Corporation, a Delaware corporation (“Parent Borrower”), a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, each of the direct and indirect subsidiaries of the Parent Borrower, each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, JPMorgan Chase Bank, N.A., a national banking association (formerly known as JPMorgan Chase Bank) (“JPMCB”), and certain of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party to the Amended and Restated Revolving Credit Agreement (together with JPMCB, the “Lenders”), and JPMCB as administrative agent and collateral agent for the Lenders.